FEE WAIVER AGREEMENT

Tributary Funds, Inc.

P.O. Box 219022

Kansas City, MO 64141

November 18, 2022

Atlantic Fund Administration, LLC

Three Canal Plaza

Portland, ME 04101

Ladies and Gentlemen:

This Fee Waiver Agreement (this “Agreement”) is entered into as of the date first set forth above between Tributary Funds, Inc. (the “Company”), on behalf of its series set forth in Exhibit A hereto (each, a “Fund” and together, the “Funds”), and Atlantic Fund Administration, LLC, a wholly owned subsidiary of Apex Group Ltd. doing business as Apex Fund Services (“Apex”), on the following terms:

1.	The Company is an open-end management investment company that has multiple separate investment portfolios, including the Funds.

2.	Pursuant to a Services Agreement between the Company and Apex dated August 1, 2015, as amended or supplemented from time to time (the “Administration Agreement”), the Company has retained Apex to provide the Company, the Funds, and the Funds’ shareholders with administration and other services.

3.	During the term of this Agreement, for each Fund listed in Exhibit A hereto, Apex shall waive certain fees payable under the Administration Agreement, as set forth in Exhibit A, as amended from time to time by the Board of Directors of the Company.

4.	This Agreement shall be effective for each Fund for the period specified on Exhibit A. This Agreement may only be amended or terminated with the approval of the Board of Directors of the Company.

5.	This Agreement constitutes the whole agreement between the parties and supersedes any previous service fee waiver agreement relating to the Funds.

[Remainder of Page Left Intentionally Blank]

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                      Very truly yours,

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Jessica Chase
Jessica Chase
Title:	Chief Executive Officer

The foregoing Agreement is hereby accepted as of November 18, 2022.

TRIBUTARY FUNDS, INC.

By:	/s/ Brittany Fahrenkrog
Name:	Brittany Fahrenkrog
Title:	Senior Vice President

[Signature page to the Fee Waiver Agreement]

EXHIBIT A

To the Fee Waiver Agreement

Last Approved: November 18, 2022

Fund	Expense Category	Start Date	End Date	Waiver
Tributary Short-Intermediate Bond Fund; Tributary Income Fund; Tributary Nebraska Tax-Free Fund; Tributary Balanced Fund; Tributary Small/Mid Cap Fund; Tributary Small Company Fund	Administration	8/1/2015	N/A	[REDACTED]